Exhibit 107

Calculation of Filing Fee Table

Schedule 14A

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$144,412,231.42	(1)(2)	0.00015310	$22,109.51	(3)
Fees Previously Paid	$0			$0

Total Transaction Valuation	$144,412,231.42			—

Total Fees Due for Filing				$22,109.51

Total Fees Previously Paid				$0

Total Fee Offsets				$0

Net Fees Due				$22,109.51

(1)

Aggregate number of securities to which this transaction applies: As of the close of business on October 22, 2024, the maximum number of common units of Martin Midstream Partners L.P. to which this transaction applies is estimated to be 36,161,371, which consists of (i) 39,001,086 common units that are issued and outstanding on such date minus 6,114,532 common units, the holders of which are Martin Resource Management Corporation and its subsidiaries and which common units will be retained post-closing (the “Public Common Units”), (ii) 167,317 common units underlying outstanding restricted units (the “Restricted Units”) (iii) 1,539,500 common units underlying outstanding phantom units (the “Phantom Units”) and (iv) 1,568,000 common units underlying outstanding phantom unit appreciation rights (the “Phantom Unit Appreciation Rights”).

(2)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of the close of business on October 22, 2024, the proposed maximum aggregate value of the transaction was calculated based on the sum of (i) the product of 34,593,371 common units (including the Public Common Units and the common units underlying the Restricted Units and Phantom Units) and the per unit merger consideration of $4.02 and (ii) the product of 1,568,000 common units underlying the Phantom Unit Appreciation Rights and $3.41, which is the difference between $4.02 and $0.61, the weighted average grant value of the Phantom Unit Appreciation Rights.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in Note 2 above by 0.00015310.